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[STATE SEAL-      DEAN HELLER                       Certificate of              Office Use Only:
Graphic Omitted]  Secretary of State                Amendment
                                                    (PURSUANT TO NRS 78.385 AND
                  202 North Carson Street           78.390)
                  Carson City, Nevada  89701-4201
                  (775) 684 5708
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            Important: Read attached instruction before completing.
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             Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
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         (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
                             - Remit in Duplicate -

1. Name of Corporation:     VIDEOLOCITY INTERNATIONAL, INC.

2. The articles have been amendment as follows (provide article numbers, if available ):

         The first paragraph of Article IV of the Articles of Incorporation is hereby amended to read as follows:

                          ARTICLE IV   AUTHORIZED SHARES

         "The Corporation shall have authority to issue an aggregate of 51,000,000 shares, of which 1,000,000 shares shall be preferred stock, par value One-Tenth of a Cent ($0.001 per share (the "Preferred Stock"), and 50,000,000 shares shall be common stock, par value One-Tenth of a Cent ($0.001) per share (the "Common Stock"). The powers, preferences and rights, and qualifications, limitations, or restrictions of shares of stock of each class and series which the Corporation shall be authorized to issue, are as follows."


        The remainder of Article IV shall remain unchanged (See Attached)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 51% *

4. Officer Signature (Required):

/s/ Larry McNeill
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    Larry McNeill, CEO

* If any proposed amendment would alter or change any prefernce or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

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